Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Record Third Quarter 2017 Financial Results

- Q3 2017 Sales Revenue up 33.8% Over the Same Period in 2016 -

- Q3 2017 Net Income up 39.9% Over the Same Period in 2016 -

- Raises 2017 Guidance and Provides 2018 Guidance -

Goleta, California, November 7, 2017 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month period ended September 30, 2017.

Third Quarter 2017 Highlights

•	Record total revenue of $69.0 million, up 26.8% over the same period in 2016
▪	Sales revenue of $63.1 million, up 33.8% over the same period in 2016
▪	Rental revenue of $5.9 million, down 18.7% from the same period in 2016
•	Net income of $7.3 million, reflecting a 39.9% increase over the same period in 2016 and a 10.6% return on revenue
•	Adjusted EBITDA of $14.1 million, representing 30.6% growth over the same period in 2016 and a 20.4% return on revenue (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Total units sold were 36,000, an increase of 9,400, or 35.3%, over the same period in 2016, reflecting the strong consumer demand for the Company’s products across all sales channels

“The third quarter of 2017 was a record revenue quarter for us, driven by increased sales in our domestic business-to-business and direct-to-consumer channels,” said Chief Executive Officer, Scott Wilkinson. “We are executing on our strategic initiatives and remain focused on increasing adoption of our best-in-class oxygen product offerings across all of our channels. We believe we should see strong results in 2018 as portable oxygen concentrators continue to be adopted worldwide. During the third quarter of 2017, we began hiring in our Cleveland facility to continue to expand our direct-to-consumer sales and made improvements to our new customer relationship management (CRM) system that launched in June 2017. Further, in support of our European sales, we are targeted to begin production of our Inogen One G3 concentrators in the fourth quarter of 2017 using a contract manufacturer located in the Czech Republic.”

Third Quarter 2017 Financial Results

Total revenue for the three months ended September 30, 2017 rose 26.8% to $69.0 million from $54.4 million in the same period in 2016. Direct-to-consumer sales rose 43.5% over the same period in 2016, ahead of our expectations primarily due to an increased number of sales representatives and increased productivity. Domestic business-to-business sales exceeded our expectations and grew 41.7% over the same period in 2016, primarily driven by continued strong demand from traditional home medical equipment providers and our private label partner. International business-to-business sales in the third quarter of 2017 grew 14.9% over the comparative period in 2016, primarily due to demand from our partners in Europe. Rental revenue decreased 18.7% from the same period in 2016, primarily due to the declines in rental reimbursement rates and our strategic focus on sales versus rentals. Rental revenue declined to 8.5% of total revenue in the third quarter of 2017 from 13.3% of total revenue in the third quarter of 2016.

Total gross margin was 48.1% in the third quarter of 2017 versus 46.2% in the comparative period in 2016. Sales gross margin was 50.3% in the third quarter of 2017 versus 48.6% in the third quarter of 2016. The sales gross margin percentage improvement was primarily attributable to an increased sales mix towards direct-to-consumer sales and lower cost of goods sold per unit, mostly due to lower materials costs, partially offset by declining business-to-business average selling prices. Rental gross margin was 24.3% in the third quarter of 2017 versus 30.7% in the third quarter of 2016. The decrease in rental gross margin was primarily driven by reimbursement rate reductions and partially offset by lower cost of rental revenue primarily associated with lower depreciation.

Total operating expense increased to $24.8 million, or 36.0% of revenue, in the third quarter of 2017 versus $19.7 million, or 36.3% of revenue, in the third quarter of 2016.

Operating expense included research and development expense of $1.4 million in the third quarter of 2017, which was consistent with $1.4 million in the comparative period in 2016. Sales and marketing expense increased to $13.1 million in the third quarter of 2017 versus $9.7 million in the comparative period in 2016, primarily due to increased advertising expense and increased personnel-related expenses due to salesforce additions. General and administrative expense increased to $10.4 million in the third quarter of 2017 versus $8.7 million in the comparative period in 2016, primarily due to a $0.6 million patent litigation settlement expense, increased personnel-related expenses, and increased patent defense legal costs.

Net income for the third quarter of 2017 increased 39.9% to $7.3 million from $5.2 million in the third quarter of 2016, or $0.33 per diluted common share compared to $0.25 in the third quarter of 2016.  In the third quarter of 2017, Inogen’s effective tax rate was 16.8% compared to 3.7% in the third quarter of 2016, due to a lower benefit from the Accounting Standards Update (ASU) No. 2016-09, Compensation – Stock Compensation.

During the fourth quarter of 2016, the Company elected to early adopt ASU No. 2016-09. In the third quarter of 2017, excess tax benefits recognized from stock-based compensation decreased the provision for income taxes by $1.7 million and the effective tax rate by 19.7%, as compared to the U.S. statutory rate.  In the third quarter of 2016, excess tax benefits recognized from stock-based compensation decreased the provision for income taxes by $1.8 million and the effective tax rate by 32.9%, as compared to the U.S. statutory rate.

Adjusted EBITDA for the three months ended September 30, 2017 rose 30.6% to $14.1 million, or 20.4% of revenue, from $10.8 million, or 19.8% of revenue, in the third quarter of 2016.

Cash, cash equivalents, and marketable securities were $163.1 million as of September 30, 2017 compared to $144.2 million as of June 30, 2017, an increase of $18.9 million in the third quarter of 2017.

Financial Outlook for 2017 and 2018

Inogen is increasing its guidance range for full year 2017 revenue to $244 to $248 million, which represents year-over-year growth of 20.3% to 22.3%, and compares to previous guidance of $239 to $243 million.  The Company expects direct-to-consumer sales and domestic business-to-business sales to be our strongest growing channels and to have similar growth rates, and international business-to-business sales to have a more modest growth rate where the market penetration strategy is expected to be primarily focused on the European markets.  Inogen expects rental revenue to decline in 2017 compared to 2016 by approximately 32% based on lower average rental revenue per patient and a focus on sales versus rentals.

Inogen is maintaining its guidance range for full year 2017 net income of $25 to $27 million, which represents 21.8% to 31.6% year-over-year growth. Inogen continues to estimate that the effect of ASU No. 2016-09 will lead to a decrease in provision for income taxes of approximately $8.0 million in 2017 based on forecasted stock activity. However, this estimated decrease, which will continue to lower its effective tax rate, can vary depending on fluctuations due to timing, stock price changes and size of stock option exercises and stock transactions. Excluding the estimated $8.0 million decrease in provision for income taxes associated with ASU No. 2016-09 expected in 2017, the Company expects an effective tax rate of approximately 36% to 37%.

Inogen is increasing its guidance range for full year 2017 Adjusted EBITDA to $49 to $51 million, which represents year-over-year growth of 12.9% to 17.5%, and compares to previous guidance of $48 to $50 million.

Inogen continues to expect net positive cash flow for 2017 with no additional equity capital required to meet its current operating plan.

Inogen is also providing a guidance range for full year 2018 total revenue of $295 to $305 million, representing 19.9% to 24.0% growth over the 2017 guidance mid-point of $246 million.  The Company expects direct-to-consumer sales to be its fastest growing channel, domestic business-to-business sales to have a solid growth rate, and international business-to-business sales to have a modest growth rate, where the strategy will continue to be heavily focused on the European markets.  Inogen expects rental revenue to be relatively flat in 2018 compared to 2017 with reimbursement rates stable and a continued focus on sales versus rentals.

Inogen is providing a full year 2018 net income estimate of $31 to $35 million, representing 19.2% to 34.6% growth over the 2017 guidance mid-point of $26 million. Inogen is providing a guidance range for the full year 2018 Adjusted EBITDA of $60 to $64 million, representing 20.0% to 28.0% growth over the 2017 guidance mid-point of $50 million. Inogen estimates that the effect of ASU No. 2016-09 will decrease the provision for income taxes by approximately $8.0 million in 2018 (same dollar benefit compared to 2017) based on forecasted stock activity, which will continue to lower its effective tax rate as compared to the U.S. statutory rate.  Excluding the $8.0 million decrease in provision for income taxes expected in 2018, the Company expects an effective tax rate of approximately 37%. After applying the effect of ASU No. 2016-09, the Company expects its effective tax rate including stock compensation deductions to vary quarter-to-quarter depending on the amount of pre-tax net income and on the timing and size of stock option exercises.

Inogen also expects net positive cash flow for 2018 with no additional equity capital required to meet its current operating plan.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 238-8123 for domestic callers or (412) 317-5217 for international callers. Please reference Inogen (INGN) to join the call. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning November 7, 2017 at 3:30pm PT/6:30pm ET through 3:30pm PT/6:30pm ET on November 14, 2017. To access the replay, dial (877) 344-7529 or (412) 317-0088 and reference Access Code: 10113139. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; expectations for all revenue channels for the remainder of 2017 and full year 2018; the expected impact of ASU No. 2016-09 for the remainder of 2017 and full year 2018; expectations regarding commencement of production with our contract manufacturer in Europe; hiring expectations; expectations of improved long-term productivity resulting from the implementation of the new CRM system; and financial guidance for 2017 and 2018, including revenue, net income, Adjusted EBITDA, net cash flow, effective tax rates and tax benefit adjustments, and the need for equity financing. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates, including private payor reductions and reductions in connection with competitive bidding and the Center for Medicare and Medicaid Services (CMS) rules; the possible loss of key employees, customers, or suppliers; risks related to Inogen’s ability to integrate acquired business; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Annual Report on Form 10-K for the year ended December 31, 2016 and in Inogen’s subsequent reports on Form 10-Q and Form 8-K, including

Inogen's Quarterly Report on Form 10-Q for the period ended September 30, 2017 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and nine months ended September 30, 2017 and September 30, 2016. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

Matt Bacso, CFA

mbacso@inogen.net

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Consolidated Balance Sheets
(amounts in thousands)

	September 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$129,693	$92,851
Marketable securities	33,395	21,033
Accounts receivable, net	34,699	30,828
Inventories, net	16,855	14,343
Deferred cost of revenue	358	398
Income tax receivable	1,593	433
Prepaid expenses and other current assets	3,186	1,659
Total current assets	219,779	161,545
Property and equipment, net	20,951	25,199
Goodwill	2,330	—
Intangible assets, net	1,650	241
Deferred tax asset - noncurrent	24,619	26,654
Other assets	512	410
Total assets	$269,841	$214,049
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$22,367	$12,795
Accrued payroll	6,871	6,123
Warranty reserve - current	2,298	1,688
Deferred revenue - current	3,646	2,239
Income tax payable	251	—
Total current liabilities	35,433	22,845
Warranty reserve - noncurrent	3,269	1,792
Deferred revenue - noncurrent	8,622	7,042
Deferred tax liability - noncurrent	414	—
Other noncurrent liabilities	817	282
Total liabilities	48,555	31,961
Stockholders' equity
Common stock	21	20
Additional paid-in capital	211,817	194,466
Retained earnings (accumulated deficit)	9,245	(12,363)
Accumulated other comprehensive income (loss)	203	(35)
Total stockholders' equity	221,286	182,088
Total liabilities and stockholders' equity	$269,841	$214,049

Consolidated Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue
Sales revenue	$63,137	$47,177	$167,141	$125,566
Rental revenue	5,893	7,245	18,510	26,412
Total revenue	69,030	54,422	185,651	151,978
Cost of revenue
Cost of sales revenue	31,401	24,271	81,307	63,824
Cost of rental revenue, including depreciation of $2,366 and $2,878 for the three months ended and $7,577 and $8,733 for the nine months ended, respectively	4,459	5,023	13,863	15,532
Total cost of revenue	35,860	29,294	95,170	79,356
Gross profit	33,170	25,128	90,481	72,622
Operating expense
Research and development	1,375	1,350	3,944	3,897
Sales and marketing	13,095	9,679	35,569	28,220
General and administrative	10,368	8,702	28,568	23,812
Total operating expense	24,838	19,731	68,081	55,929
Income from operations	8,332	5,397	22,400	16,693
Other income (expense)
Interest expense	—	(1)	—	(6)
Interest income	221	61	468	126
Other income (expense)	264	(8)	994	78
Total other income, net	485	52	1,462	198
Income before provision for income taxes	8,817	5,449	23,862	16,891
Provision for income taxes	1,479	203	2,254	1,632
Net income	$7,338	$5,246	$21,608	$15,259
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	115	—	312	—
Change in net unrealized gains (losses) on foreign currency hedging	(196)	10	(442)	(24)
Less: reclassification adjustment for net (gains) losses included in net income	305	2	297	51
Total net change in unrealized gains (losses) on foreign currency hedging	109	12	(145)	27
Change in net unrealized gains (losses) on available-for-sale investments	13	(4)	71	16
Total other comprehensive income, net of tax	237	8	238	43
Comprehensive income	$7,575	$5,254	$21,846	$15,302

Basic net income per share attributable to common stockholders (1)	$0.35	$0.26	$1.05	$0.76
Diluted net income per share attributable to common stockholders (1)	$0.33	$0.25	$0.99	$0.73
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	20,753,789	20,157,688	20,622,848	19,986,544
Diluted common shares	21,998,660	21,182,587	21,832,544	21,000,945

(1) Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue by region and category
Business-to-business domestic sales	$22,919	$16,173	$61,534	$41,647
Business-to-business international sales	17,186	14,952	43,528	38,015
Direct-to-consumer domestic sales	23,032	16,052	62,079	45,904
Direct-to-consumer domestic rentals	5,893	7,245	18,510	26,412
Total revenue	$69,030	$54,422	$185,651	$151,978
Additional financial measures
Units sold	36,000	26,600	94,000	68,700
Net rental patients as of period-end	31,600	33,700	31,600	33,700

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Information
(unaudited)
(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
Non-GAAP EBITDA and Adjusted EBITDA	2017	2016	2017	2016
Net income	$7,338	$5,246	$21,608	$15,259
Non-GAAP adjustments:
Interest expense	—	1	—	6
Interest income	(221)	(61)	(468)	(126)
Provision for income taxes	1,479	203	2,254	1,632
Depreciation and amortization	2,936	3,416	9,257	10,290
EBITDA (non-GAAP)	11,532	8,805	32,651	27,061
Stock-based compensation	2,523	1,953	6,630	5,404
Adjusted EBITDA (non-GAAP)	$14,055	$10,758	$39,281	$32,465

	Three months ended		Nine months ended
	September 30,		September 30,
Non-GAAP Adjusted net income	2017	2016	2017	2016
Net income	$7,338	$5,246	$21,608	$15,259
Non-GAAP adjustments:
Tax benefit adjustments	—	—	—	—
Adjusted net income (non-GAAP)	$7,338	$5,246	$21,608	$15,259

	Three months ended		Nine months ended
	September 30,		September 30,
Non-GAAP Operating expense	2017	2016	2017	2016
Operating expense	$24,838	$19,731	$68,081	$55,929
Non-GAAP adjustments:
Litigation settlement benefit (expense), net [1]	(594)	72	(476)	92
Operating expense, excluding certain operating expenses (non-GAAP)	$24,244	$19,803	$67,605	$56,021

	Three months ended		Nine months ended
	September 30,		September 30,
Non-GAAP - Sales, General & Administrative (SG&A) expense	2017	2016	2017	2016
SG&A expense	$23,463	$18,381	$64,137	$52,032
Non-GAAP adjustments:
Litigation settlement benefit (expense), net [1]	(594)	72	(476)	92
SG&A expense, excluding certain operating expenses (non-GAAP)	$22,869	$18,453	$63,661	$52,124

1 Amounts in 2017 consist of a patent litigation settlement expense, net of a benefit, in the third quarter. Amounts in 2016 consist of a patent litigation settlement benefit in the second quarter, partially offset by a litigation expense associated with a labor law class-action lawsuit that was accrued in the first quarter.